SAMUEL S. DUFFEY
   TELEPHONE			FAX
(941) 954-4536		(941) 954-5825
416 BURNS COURT
SARASOTA, FL 34236





September 15, 2003



Board of Directors
Invisa, Inc.
4400 Independence Court
Sarasota, Florida 34234

Gentlemen:

Effective today, I hereby resign as a director and as non-executive chairman of Invisa, Inc. (Invisa).

I am resigning at this time as I feel my objective of helping Invsa through its development stage is largely complete. I have enjoyed the opportunity to serve on the Board of Directors during this exciting time, which included the launch of the InvisaShield safety and security products. These accomplishments were brought about by Invisa s dedicated management team, which I believe to be one of the best in the business.
It has been a pleasure working with them and the Board. I now look forward to pursuing business and personal interests and spending more time with my family. My resignation is for the above-described reasons and is not because of a disagreement with Invisa or any matter relating to its operations, policies, or practices.

Very truly yours,


	/s/  Samuel S. Duffey
Samuel S. Duffey

SSD/nal
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